EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement"), dated as of September 27, 2004 ("Effective Date"), is between Competitive Technologies, Inc., a Delaware corporation (the "Company") and Donald J. Freed (the "Executive"). In consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment with the Company, upon all the terms and conditions set forth below. Executive represents and warrants that: (a) he has full power and authority to enter into this Agreement, (b) he is not restricted in any manner whatsoever from performing the duties described below, and (c) no agreement, covenant or other matter prohibits or limits his ability or authority to enter into this Agreement or perform all of the duties described below. Executive's employment with the Company shall include service for the Company's direct and indirect subsidiaries and affiliated entities (the "Subsidiaries").

2. Employment Term. The "Employment Term" and Executive's employment under this Agreement shall commence on the Effective Date and shall continue until the date on which the Agreement is terminated in accordance with the provisions of
Section 7 below. The Company and the Executive acknowledge that the Executive's employment is at will and can be terminated by either party at any time and for any reason. If the Executive's employment terminates for any reason, with or without Cause, the Executive shall not be entitled to any payments, benefits, damages, awards, or compensation other than as provided in Section 7 below. The parties acknowledge that certain obligations under this Agreement survive the end of Executive's employment.

3. Position and Duties.

a. Executive Vice-President and Chief Technology Officer. The Company shall employ the Executive as its Executive Vice-President and Chief Technology Officer. Executive shall report to the President and Chief Executive Officer (the "CEO"). Executive shall have such responsibilities and duties as are commensurate with the position of chief technology officer in an entity comparable to the Company, including, without limitation, developing and implementing an overall strategic technology plan for the Company and annual strategic plans, and supervising day-to-day technology operations of the Company. The CEO shall have the right to modify Executive's duties and responsibilities from time to time as the CEO may deem necessary or appropriate.

b. Manner of Employment. Executive shall faithfully, diligently and competently perform his responsibilities and duties. The Executive shall devote his exclusive and full business efforts and time to the Company. This Section 3(b), however, shall not preclude the Executive, outside normal business hours, from engaging in appropriate civic or charitable activities, or from serving as a director of any not-for profit entity, as long as such activities do not interfere or conflict with his responsibilities to the Company. With the Board's consent, Executive may serve as a director of a for-profit entity.


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4. Base Compensation. The Company shall pay the Executive base compensation in the gross amount of $250,000 per year, subject to reviews and increases recommended by the CEO to the Compensation Committee of the Board for review and approval ("Base Compensation"). Base Compensation shall be paid periodically in accordance with normal Company payroll practices.

5. Employment Benefits. Executive shall be entitled to the following benefits during the Employment Term:

a. Expense Allowance. Executive shall be reimbursed for business related expenses reasonably and necessarily incurred and advanced by Executive in performing his duties for the Company, subject to and in accordance with Company policy as it exists from time to time.

b. Other Benefits. Executive may participate in all other employee benefit plans and programs as the Company may, from time to time, offer to its executive employees, subject to the same terms and conditions as such benefits are generally provided by the Company and the discretion of the CEO. All such benefits are subject to plan documents (where applicable) and the Company's policies and procedures. Nothing in this Section 5(b) guarantees that any specific benefit will be provided or offered by the Company which has the right to add, modify, or terminate benefits at any time.

6. Bonus. For the period from the Effective Date through July 31, 2005 (the end of the 2005 fiscal year), and in each fiscal year during the Employment Term thereafter, Executive shall be eligible to receive a bonus of up to 50% of Base Compensation based upon the Company's performance and Executive's performance of objectives during that time period as determined by the Board in its reasonable discretion. Such objectives will be established by the CEO, subject to the review and approval of the Compensation Committee of the Board, after consultation with Executive within sixty (60) days of the Effective Date, and may relate to, without limitation, financial performance, and development and implementation of a strategic technology plan. In consideration of this bonus arrangement, Executive hereby absolutely and unconditionally waives any rights he might otherwise have now or hereafter to participate in or receive bonus payments under the Company's Annual Incentive Compensation Plan.

7. Termination and Severance Benefits.

a. Death. The death of Executive shall automatically terminate the Company's obligations under this Agreement; provided however, that: (i) the Company shall pay to Executive's estate Executive's Base Compensation and accrued benefits through the date of termination; and (ii) any unvested Plan Options granted under this Agreement will upon such termination become fully vested and immediately exercisable.


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b. Disability. If Executive is unable, in the reasonable determination of the
Board, to render services of substantially the kind and nature, and to substantially the extent, required to be rendered by Executive under this Agreement due to illness, injury, physical or mental incapacity or other disability, for ninety (90) days, whether consecutive or not, within any twelve
(12) month period, Executive's employment may be terminated by the Company and:
(i) the Company's sole obligation shall be to pay to Executive his Base Compensation and accrued benefits through the date of termination; and (ii) any unvested Plan Options granted under this Agreement will upon such termination become fully vested and immediately exercisable.

c. Resignation. If Executive resigns his employment during the Employment Term other than for Good Reason (as defined below), the Company shall have no liability to Executive except to pay Executive's Base Compensation and any accrued benefits through his last day worked, and Executive shall not be entitled to receive severance or other benefits.

d. Resignation for Good Reason. If Executive resigns his employment for Good Reason (as defined below), he shall be entitled to receive all accrued but unpaid salary and benefits through the date of termination plus the Severance Benefit (as defined below).

e. Termination By Company for Cause. If the Executive's employment is terminated for Cause (as defined below), the Company shall have no liability to Executive except to pay Executive Base Compensation and any accrued benefits through his last day worked and Executive shall not be entitled to receive severance or other benefits.

f. Termination By Company Without Cause. If the Company terminates Executive's employment during the Employment Term without Cause (and for reasons other than death or Disability), Executive shall be entitled to receive all accrued but unpaid salary and benefits through the date of termination plus the Severance Benefit.

g. Termination Due to Change in Control. If the Company terminates Executive's employment without Cause (and for reasons other than death or Disability) in conjunction with a Change in Control (as defined below), Executive shall be entitled to receive all accrued but unpaid salary and benefits through the date of termination plus the Change in Control Benefit (as defined below).

h. Cause. The following acts by Executive, as determined by the Board in its reasonable discretion, shall constitute "Cause" for termination:

i. theft or embezzlement, or attempted theft or embezzlement, of money or material tangible or intangible assets or property of the Company or its employees or business relations;

ii. a violation of any law or any act or acts of moral turpitude which negatively affects the interests, property, business, operations or reputation of the Company;


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iii. other than as a result of a disability, a material failure to carry out effectively Executive's duties and obligations to the Company, or failure to devote to the Company's business the time required in Section 3(b) above, upon not less than ten (10) days' advance written notice of the asserted problem and a reasonable opportunity to cure;

iv. gross negligence or willful misconduct in the performance of Executive's duties;

v. Executive's material breach of this Agreement which, after written notice by the Company of such breach, is not cured within ten (10) days of such notice.

i. Resignation for Good Reason. Resignation by Executive of his employment for "Good Reason" shall mean a resignation by Executive within sixty (60) days after the following events which occur without Executive's consent:

i. a material diminution in Executive's position, duties or responsibilities;

ii. a relocation of the Company's headquarters more than fifty (50) miles from its present location;

iii. a reduction in Executive's then Base Compensation; or

iv. the Company's material breach of this Agreement.

Prior to a Resignation for Good Reason, Executive shall give the Company written notice of the basis for his claim that he has Good Reason to terminate his employment and ten (10) days to cure.

j. Change in Control. For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events:

i. a merger or consolidation involving the Company or any subsidiary of the Company after the completion of which: (A) in the case of a merger (other than a triangular merger) or a consolidation involving the Company, the stockholders of the Company immediately prior to the completion of such merger or consolidation beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger or consolidation, and (B) in the case of a triangular merger involving the Company or a subsidiary of the Company, the stockholders of the Company immediately prior to the completion of such merger beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger and less than fifty percent (50%) of the combined voting power of the parent of the surviving entity in such merger;


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ii. an acquisition by any person, entity or "group" (within the meaning of
Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions), other than any employee benefit plan, or related trust, sponsored or maintained by the Company or an affiliate of the Company and other than in a merger or consolidation of the type referred to in clause "(i)" of this Section 7(j), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of outstanding voting securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company (in a single transaction or series of related transactions); or

iii. in the event that the individuals who, as of the Effective Date, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Board. (However, if the subsequent election, or nomination by the Board for election by the Company's stockholders, of any new member of the Board is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Board shall be considered as a member of the Incumbent Board.)

k. Severance Benefit. The "Severance Benefit" shall mean:
(i) continuation of Executive's Base Compensation in effect immediately prior to such termination or resignation for a period of six (6) months ("Severance Benefit Period"); (ii) continuation of Executive's group insurance benefits (to the extent such can be continued under the terms of the governing plans) for the Severance Benefit Period; and (iii) continued vesting of the Plan Options through the end of the Severance Benefit Period or the next employment anniversary date, whichever is longer.

l. Change in Control Benefit. The "Change in Control Benefit" shall mean: (i) continuation of Executive's Base Compensation in effect immediately prior to such termination or resignation for a period of twelve (12) months ("Change in Control Benefit Period"); (ii) continuation of Executive's group insurance benefits (to the extent such can be continued under the terms of the governing plans) for the Change in Control Benefit Period; and (iii) any unvested Plan Options granted under this Agreement will become fully vested and immediately exercisable.

m. Resignations. Upon the end of Executive's employment for any reason, Executive shall be deemed to have resigned from any positions which he holds as a director or officer of the Company and any of its Subsidiaries or affiliates.

n. Release. Payment of the Severance Benefit or the Change in Control Benefit will be subject to Executive signing an agreement reconfirming his post-employment obligations contained in this Agreement and releasing the Company and all Subsidiaries and related parties from any claims, such agreement to be prepared by the Company or its designee.

8. Key Executive Insurance. The Company, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance on Executive in any amount specified by the Company. Executive agrees to cooperate in any medical or other examination, supply information and execute such applications as may be reasonably necessary to obtain and continue such insurance at the Company's expense. Executive represents that he has no reason to believe his life is not insurable at prevailing rates for men of his age.


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9. Confidential and Proprietary Information.

a. Executive agrees that he will not use or disclose to any person, entity, association, firm or corporation, any of the Company's Confidential Information (as defined below), except with the written authorization of the Board or as necessary to perform his duties under this Agreement. The term "Confidential Information" means information and data not generally known outside of the Company (unless as a result of Executive's breach of any of the obligations imposed by this Agreement or the duties imposed by any then existing statute, regulation, ordinance or common law) concerning the Company's business and technical information, and includes, without limitation, information relating to: (i) the identities of clients and the Company's other Business Relations (as defined below) and their purchasing habits, needs, business information, contact personnel and other information; (ii) suppliers' and vendors' costs, products, contact personnel and other information; and (iii) the Company's trade secrets, products, research and development, financial and marketing information, personnel and compensation information, and business plans. Executive understands that this Section 9 applies to computerized as well as written information and to other information, whether or not in written form. It is expressly understood, however, that the obligations of this Section 9 shall only apply for as long as and to the extent that the Confidential Information has not become generally known to or available for use by the public other than by Executive's act or omission in violation of this Agreement.

b. Executive agrees that upon the end of his employment with the Company for any reason, he will not take with him any Confidential Information that is in written, computerized, machine readable, model, sample, or other form capable of physical delivery, without the prior written consent of the Board. The Executive also agrees that upon the end of his employment with the Company for any reason or at any other time that the Company may request, he will deliver promptly and return to the Company all such documents and materials in his possession or control, along with all other property and documents of the Company or relating to the Company's employees, suppliers, customers, and business.

10. Non-Solicitation. Executive agrees that he will not through the date one (1) year after the end of his employment with the Company for any reason, directly or indirectly, on his own behalf or on behalf of any other person or entity, without the express written permission of the Board: (a) solicit or attempt to solicit any employee or representative of the Company to terminate or modify his or her relationship with the Company or to work for or provide services to another person or entity; or (b) solicit or attempt to solicit, any client, vendor, service provider or other business relation of the Company (each a "Business Relation"), about whom he learned or with whom he came into contact during his employment with the Company on behalf of any entity or with respect to any service or products which is or may be competitive with the Company or its services or products.

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11. Non-Competition.

a. Executive agrees that during the Restrictive Period (as defined below), he will not, without the express written consent of the Board, be associated with or engage in, directly or indirectly, as employee, consultant, proprietor, stockholder, partner, agent, representative, officer, or otherwise, the operation of any business that directly competes with the Company in business activities that are the same or substantially similar to the business activities engaged in by the Company within the United States or any other geographic area in which the Company does business during the Restrictive Period (the "Restricted Territory").

b. The term "Restrictive Period" shall mean the Employment Term plus a period of twelve (12) months after the end of the Employment Term; provided that the twelve (12) month period following the end of the Employment Term shall apply if Executive's employment is terminated by reason of voluntary resignation, Disability, Cause, or Change of Control, and shall instead be a six (6) month period if Executive's employment is terminated by the Company without Cause or Employee resigns his employment for Good Reason.

c. Passive investment in less than two percent (2%) of the outstanding equity securities of an entity which is listed on a national or regional securities exchange shall not, in itself, constitute a violation of this Section 11.

12. Intellectual Property Rights. Executive will, during the period of his employment, disclose to the Company promptly and fully all Intellectual Property (as defined below) made or conceived by Executive (either solely or jointly with others) including but not limited to Intellectual Property which relate to the business of the Company or the Company's actual or anticipated research or development, or result from work performed by him for the Company. All Intellectual Property and all records related to Intellectual Property, whether or not patentable, shall be and remain the sole and exclusive property of the Company. "Intellectual Property" means all copyrights, trademarks, trade names, trade secrets, proprietary information, inventions, designs, developments, and ideas, and all know-how related thereto. Executive hereby assigns and agrees to assign to the Company all his rights to Intellectual Property and any patents, trademarks, or copyrights which may be issued with respect to Intellectual Property. Executive further acknowledges that all work shall be work made for hire. During and after the Employment Term, Executive agrees to assist the Company, without charge to the Company but at its request and expense, to obtain and retain rights in Intellectual Property, and will execute all appropriate related documents at the request of the Company.

Executive understands that this Section 12 shall not apply to any Intellectual Property for which no equipment, supplies, facilities, trade secret, or other confidential information of the Company was used and which was developed entirely on his own time, and does not relate to the business of the Company, its actual or anticipated research, and does not result from any work performed by him for the Company.

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13. Successors and Assignees. This Agreement may be assigned by the Company to any successor or assignee of a substantial portion of the business of the Company (whether by transfer of assets or stock, merger or other business combination). Executive may not assign his rights or obligations under this Agreement.

14. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, legal representatives and permitted assigns.

15. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person by reputable messenger or overnight delivery service, by telecopy (with confirmation of receipt) or sent by certified mail, postage prepaid, if to the Company at the Company's principal place of business, c/o Chairman of the Board, and if to the Executive, at his home address most recently filed with the Company, or to such other address as either party shall have designated in writing to the other party.

16. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut for contracts to be performed in that State.

17. Severability and Construction. If any provision of this Agreement is declared void or unenforceable or against public policy, such provision shall be deemed severable and severed from this Agreement and the balance of this Agreement shall remain in full force and effect. If a court of competent jurisdiction determines that any restriction in this Agreement is overbroad or unreasonable under the circumstances, such restriction shall be modified or revised by such court to include the maximum reasonable restriction allowed by law.

18. Reasonable Restrictions/Remedies. Executive acknowledges that the provisions contained in Sections 9 through 12 of this Agreement are reasonable in scope, area and duration and are necessary for the Company to protect its legitimate business interests, including its Confidential Information and business relationships. Executive and Company acknowledge and agree that damages would not adequately compensate Company if Executive were to breach any of his covenants contained in Sections 9 through 12 above. Consequently, Executive agrees that in the event of any such breach, Company shall be entitled to enforce this Agreement by means of an injunction or other equitable relief, in addition to any other remedies including without limitation monetary damages, set off against any amounts due Executive by Company and termination of Executive's employment for Cause.

19. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.

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20. Entire Agreement; Modifications. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, oral and written, between the parties with respect to the subject matter of this Agreement. This Agreement may be modified or amended only by an instrument in writing signed by both parties.

21. Employment and Income Taxes. All payments made to Executive by the Company will be subject to withholding of employment taxes and other lawful deductions, as applicable.

AGREED

EXECUTIVE                               COMPETITIVE TECHNOLOGIES, INC.





By:/s/ DONALD J. FREED                  By: /s/ JOHN B. NANO
----------------------                  -------------------------
Donald J. Freed, Ph. D.                         John B. Nano
                                                President and CEO



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